[PAGE NUMBERS REFER TO PAPER DOCUMENT ONLY.]

EXHIBIT 10.50

EMPLOYMENT SEPARATION AND RELEASE AGREEMENT

THIS EMPLOYMENT SEPARATION AND RELEASE AGREEMENT is made and entered into as of the 13th day of August, 2010, by and between JAMES MILLS, an individual (“Employee”), and CONSUMER PROGRAMS INCORPORATED, a Missouri corporation (alternatively and collectively with its affiliated corporations hereinafter, “CPI”).

In consideration of the covenants set forth below and for other valuable consideration, receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

    1.  Employment Termination.  Employee's last day of active employment by CPI shall be August 13, 2010 (the “Termination Date”)

    2.  Severance Payment.  CPI hereby agrees to pay to Employee a severance payment as described in Exhibit B, attached hereto and incorporated by this reference (hereinafter the “Severance Payment”).  Employee acknowledges that the Severance Payment is a separate and additional benefit provided by CPI in exchange for signing this Agreement and will be provided only if he signs this Agreement.  Employee further acknowledges that he has been afforded the option of not signing this Agreement in which case Employee would not receive the Severance Payment, but would preserve whatever rights of recourse, if any, Employee may have against CPI.

    3.  Other Benefits.  CPI has informed Employee that regardless of whether he signs this Agreement, Employee is entitled to the benefits described on Exhibit A, attached hereto and incorporated herein.

    4.  Release of CPI.  In consideration of the payment by CPI to Employee of the Severance Payment, Employee, on his own behalf and on behalf of his heirs and legal representatives, does hereby release CPI, its affiliated corporations, and its respective directors, officers, employees and agents from and waives any and all claims and causes of action for money or other remuneration of any kind whatsoever from CPI, arising directly or indirectly out of, or in any way related to Employee’s employment by CPI or the termination of that employment.  This release includes, but is not limited to, claims and rights based on (i) written or implied contracts, (ii) legal restrictions on CPI’s right to terminate Employee’s employment, if any, or (iii) any federal, state or local law, ordinance or regulation prohibiting employment discrimination, including without limitation, any and all claims arising under or in connection with the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Family and Medical Leave Act, Title VII of the Civil Rights Act of 1964, the Occupational Safety and Health Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act, 42 U.S.C. Sections 1981, 1983 and 1985, the Missouri Human Rights Act (all such statutes as amended) and any regulations under such authorities, and any other federal, state or local law, ordinance or regulation applicable to Employee’s employment by CPI or the termination thereof; and any public policy, tort, or common law claim; and any claim for costs, fees, or other expenses including attorneys’ fees incurred in these matters.  Nothing contained herein shall be deemed to waive Employee’s right to file a charge with or participate in an investigation conducted by an administrative agency, or the right to sue for breach of this Agreement.  Employee does, however, waive his right to any monetary recovery if any administrative agency pursues his claims against CPI.

    Employee hereby acknowledges that he has read this release and has been advised to consult an attorney with respect to the terms hereof, and that he fully understands and voluntarily accepts such terms.  The purpose of this release is to make a full, final and complete settlement of all claims between the parties, known or unknown, arising directly or indirectly out of, or in any way related to Employee’s employment by CPI, or the termination thereof.  Employee acknowledges and agrees that the payment described in paragraph 2 above is in total satisfaction and discharge of any and all claims of Employee for or with respect to accrued compensation, bonuses, vacation pay, and other employment benefits of any kind whatsoever, and Employee hereby releases and forfeits any and all rights except as otherwise provided in this Agreement.  Nothing contained herein shall be deemed to waive any of Employee’s rights which arise after the date Employee signs this Agreement or to his continued medical coverage under the Benefit Plan in accordance with COBRA and regulations promulgated thereunder, and in accordance with the terms of the Benefit Plan.

    5.  ADEA Waiver.   In addition to the provisions contained herein, and by execution of this Agreement, Employee expressly waives any and all rights to claims arising under the Age Discrimination in Employment Act of 1967, as amended, ("ADEA") and:

a)	Employee acknowledges that his waiver of rights or claims arising under the ADEA is in writing, written in a manner calculated to be understood, and is understood by him;

b)	Employee expressly understands that this waiver refers to rights or claims arising under the ADEA;
c)	Employee expressly understands that by execution of this Agreement, he does not waive any ADEA rights or claims that may arise after the date this Agreement is executed;
d)
Employee acknowledges that the waiver of his rights on claims arising under the ADEA is in exchange for the consideration outlined in paragraph 2 above, which is above and beyond that to which he is otherwise entitled to receive from CPI;

e)	Employee acknowledges that CPI expressly advised him by this Agreement to consult with an attorney of his choosing prior to executing this Agreement.

    Employee has been advised by CPI that Employee is given a period of twenty-one (21) calendar days following his receipt of this Agreement within which to consider this Agreement.  Employee may elect to accept or reject this offer within the time period.  If Employee does nothing within the twenty-one (21) day period, CPI shall consider the offer withdrawn.  Employee certifies that if he signs this Agreement prior to the expiration of the twenty-one (21) days following his receipt of the Agreement, he does so knowingly and willingly.

    Furthermore, Employee acknowledges and understands that for a period of seven (7) calendar days after he signs and delivers this Agreement to CPI, he may change his mind and revoke the Agreement.   If Employee desires to revoke the Agreement, Employee must deliver notice of such revocation in writing to Jane E. Nelson, CPI Corp., Legal Department, 1706 Washington Avenue, St. Louis, Missouri 63103, on or before the close of business on the seventh day following Employee's execution and delivery of the Agreement.  Consequently, this Agreement will not be in effect until seven (7) days have passed following Employee's signing and delivery of the Agreement.  If the revocation is mailed, it shall be deemed effective at the time it is mailed.  If hand-delivered, a notice of revocation shall be deemed effective on the date delivered.  If Employee gives notice of revocation during the revocation period, this Agreement shall become null and void and all rights and claims of both CPI and Employee, which would have existed but for the execution of this Agreement, shall be restored.

    6.  Withholding Taxes.  CPI shall have the right to withhold from all payments due Employee hereunder to the extent required by law or regulation, all federal, state and local income and other taxes applicable to such payments.

    7.  Nondisclosure.  Employee acknowledges that during his employment with CPI, Employee learned information that is confidential and proprietary to CPI, including information concerning CPI’s business and its customers that is not generally known to the public.  Employee agrees that he will not use any such information for personal benefit or disclose such information to any other company or individual, either directly or indirectly, without the prior written consent of CPI.  The obligations of this section shall not apply, however, to information that becomes generally known to and available for use by the public through no act or omission of Employee.

    8.  Return of Property.  Employee warrants that he has returned or will return to CPI all property of CPI in Employee's possession or under his control, including but not limited to computers, access cards, keys, credit cards, equipment and lists of any kind, including lists of prices, customers, personnel, addresses, vendors, or suppliers.

    9. Confidentiality/Non-Disparagement.  Except as otherwise required by law or legal process, Employee acknowledges and agrees that he will keep the negotiations leading to this Agreement, as well as the terms, amount, and fact of this Agreement strictly and completely confidential, and that he will not communicate or otherwise disclose to any employee of CPI (past, present, or future), or to any member of the general public, the terms, amounts, or fact of this Agreement; provided, however, that Employee may make such disclosures to his attorney, financial and/or tax advisor, his spouse or immediate family members as long as they agree to keep the information confidential.  Employee further agrees that he will not take any action detrimental to CPI, nor make, or assist others in making, any negative, disparaging, detrimental, or derogatory statements and/or communications by any method against CPI, or  (except as required by law or legal process) give testimony against CPI.     Employee understands that any breach of this provision is a material breach of this Agreement and in the event of any such breach, CPI will be relieved of any obligation to make further payment pursuant to the provisions of paragraph 2 and Employee will be required to repay any amount previously paid pursuant to the provisions of paragraph 2.

    10.  Default by Employee.  In the event that Employee breaches or contests any of the provisions of this Agreement, then CPI shall be relieved and discharged from its obligations to provide Employee the Severance Payment described in paragraph 2 and Employee will promptly return all consideration set forth in paragraph 2 and received by Employee up to the time of the breach or contest.    The provisions of this paragraph shall be in addition to, and not in lieu of, any other rights and remedies CPI may have at law or in equity.

    11.  Attorney’s Fees.  In the event that litigation is required to enforce any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorney fees.

    12.  Modification and Waiver/Entire Agreement.  No modification, amendment, or waiver of any of the provisions of this Agreement shall be effective unless made in writing specifically referring to this Agreement, and signed by all parties.   The failure to enforce at any time one or more of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions.  Employee acknowledges that he has not relied on any written or verbal representation not set forth in this Agreement.

    13.  Severability.  The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

    14.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Missouri.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

JAMES MILLS /s/James Mills ________________________________ James Mills	CONSUMER PROGRAMS INCORPORATED A Missouri corporation By:/s/Renato Cataldo _______________________________________ Renato Cataldo President and Chief Executive Officer

EXHIBIT A
CPI Corp.
Benefits Summary without Release Agreement

Name:                      James Mills
Service Date:          September 22, 2008

Pay
You will receive a full week salary for week ending August 13, 2010.

Vacation
You will receive unused, accrued vacation hours on your last regular paycheck.

Medical and Dental Insurance
Group coverage will end at midnight on August 13, 2010.  Coverage may be continued under the COBRA continuation plan for a maximum of 18 months by paying the full monthly COBRA premium in effect.  A COBRA notice with detailed premium amounts will be mailed to your home.  If you elect COBRA, monthly payment coupons will be sent to you for submitting your payments by check or money order.

Life Insurance and Disability Insurance
Employee Life Insurance ends August 13, 2010.  Conversion to an individual policy is available for this plan. If interested in converting, paperwork will be included with your COBRA notice and must be returned before September 13, 2010.

Coverage for Short Term and Long Term Disability Insurance, Accidental Death and Dependent Term Life Insurance ends on August 13, 2010.

CPI Profit Sharing Plan
Upon termination of employment, you may request a distribution from the Plan.  If your account balance is $1,000 or more, you are not required to take a distribution until age 70½.  Pre-tax (401(k)) contributions, earnings, CPI stock and/or cash from the sale of stock, if any, and dividends are considered taxable income and subject to regular income tax withholding unless rolled into another tax deferred plan.  If a direct rollover is not authorized, 20% of the taxable amount will be withheld for taxes.  In addition to regular withholding, prior to reaching age 59½, a 10% early withdrawal penalty tax may also be payable on amounts not rolled over.  Previously taxed (401(m)) contributions, when withdrawn, are exempt from all taxation.

If you have any questions regarding your 401(k) account, please call Charles Schwab at 800-724-7526.

EXHIBIT B
CPI Corp.
Benefits Summary with Release Agreement

In addition to the benefits detailed on Exhibit A, you will be entitled to the following benefits if you sign the Release Agreement.  The Release Agreement incorporates a statutory waiting period of seven days after CPI's receipt of two signed copies of the Release Agreement from you.

Separation Payment
You will receive a lump sum gross severance payment of $275,000.00.   You will receive this payment within ten (10) days after the Company’s receipt of your signed release.

Vacation
You will receive payment for 83 unused, accrued vacation hours.

Medical and Dental Insurance
You have elected to continue your coverage under COBRA.  Your payment for the first 3 months will be at a reduced premium equal to the current active employee rates.  If you wish to continue your coverage thereafter, you will be required to pay COBRA rates.  Monthly payment coupons will be sent to you.  CPI will apply your check in the amount of $1,311.94 to the cost of your coverage.

If you have any questions, please call the following people at (314) 231-1575 or (800) 669-9699, Dan Duggan, extension 3645 or Karen Staten, extension 3233.

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